Filed Pursuant to Rule 424(b)(2)
File No. 333-234433

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 13, 2019)
$400,000,000.

Series 2021A 0.90% Senior Notes
due January 15, 2026
_______________________
This is a public offering by Southern Power Company of $400,000,000 of Series 2021A 0.90% Senior Notes due January 15, 2026 (the “Series 2021A Senior Notes”). Interest on the Series 2021A Senior Notes is payable semiannually in arrears on January 15 and July 15 of each year, beginning July 15, 2021.
The Series 2021A Senior Notes will be redeemable, in whole or in part, at any time and from time to time, at the option of Southern Power Company at redemption prices as described under the caption “Description of the Series 2021A Senior Notes — Optional Redemption.”
The Series 2021A Senior Notes will be unsecured and unsubordinated obligations of Southern Power Company ranking equally with all of Southern Power Company’s other unsecured and unsubordinated indebtedness from time to time outstanding and will be effectively subordinated to all secured indebtedness of Southern Power Company.
See “RISK FACTORS” on page S-4 for a description of certain risks associated with investing in the Series 2021A Senior Notes.

	Per Series 2021A Senior Note	Total
Initial public offering price (1)	99.755%	$399,020,000
Underwriting discount	0.600%	$2,400,000
Proceeds, before expenses, to Southern Power Company	99.155%	$396,620,000
_________________________
(1)Plus accrued interest, if any, from the date of original issuance of the Series 2021A Senior Notes, which is expected to be January 8, 2021.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.
The Series 2021A Senior Notes are expected to be delivered on or about January 8, 2021 through the book-entry facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V. or Clearstream Banking, société anonyme, Luxembourg.
_______________________
Joint Book-Running Managers

BofA Securities	J.P. Morgan	Mizuho Securities

January 5, 2021

SOUTHERN POWER COMPANY FACILITIES

SKOOKUMCHUCK WIND FACILITY
PASSADUMKEAG WINDPARK
RED LION
BROOKSIDE
TRANQUILLITY SOLAR FACILITY
NORTH STAR SOLAR FACILITY
APEX SOLAR FACILITY
BOULDER SOLAR I FACILITY
SPECTRUM SOLAR FACILITY
HENRIETTA SOLAR FACILITY
DESERT STATELINE SOLAR FACILITY
MILLIKAN ENERGY STORAGE
GASKELL WEST 1 SOLAR FACILITY
MORELOS DEL SOL SOLAR FACILITY
LOST HILLS-BLACKWELL SOLAR FACILITY
ADOBE SOLAR FACILITY
GARLAND SOLAR FACILITY
SG2 IMPERIAL VALLEY
CALIPATRIA SOLAR FACILITY
CAMPO VERDE SOLAR FACILITY
GRANT PLAINS WIND FACILITY
READING WIND FACILITY
KAY WIND FACILITY
GRANT WIND FACILITY
CIMARRON SOLAR FACILITY
BETHEL WIND ENERGY CENTER
SALT FORK WIND FACILITY
WAKE WIND ENERGY CENTER
WILDHORSE MOUNTAIN WIND FACILITY
TYLER BLUFF WIND FACILITY
MACHO SPRINGS SOLAR FACILITY
LAMESA SOLAR FACILITY
CACTUS FLATS WIND FACILITY
ROSEROCK SOLAR FACILITY
EAST PECOS SOLAR FACILITY
BEECH RIDGE II WIND FACILITY
GRANVILLE SOLAR FACILITY
RUTHERFORD SOLAR FACILITY
PLANT ROWAN
PLANT CLEVELAND
PLANT DAHLBERG
SANDHILLS SOLAR FACILITY
BUTLER SOLAR FACILITY
PLANT WANSLEY
PLANT ADDISON
PAWPAW SOLAR FACILITY
BUTLER SOLAR FARM
PLANT HARRIS
DECATUR PARKWAY SOLAR FACILITY
DECATUR COUNTY SOLAR FACILITY
PLANT FRANKLIN
Combined Cycle Plant
Peaking Plant
Solar Plant
Wind Plant
Energy Storage
Fuel Cells

Reflects facilities in commercial operation as of December 31, 2020.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Prospectus Supplement, the accompanying Prospectus or any written communication from Southern Power Company or the underwriters specifying the final terms of the offering. Neither Southern Power Company nor any underwriter takes any responsibility for, nor can it provide any assurance as to the reliability of, any other information that others may give you. This Prospectus Supplement, the accompanying Prospectus and any written communication from Southern Power Company or the underwriters specifying the final terms of the offering is an offer to sell only the Series 2021A Senior Notes offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information incorporated by reference or contained in this Prospectus Supplement, the accompanying Prospectus and any written communication from Southern Power Company or the underwriters specifying the final terms of the offering is current only as of its respective date.
______________________

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This Prospectus Supplement contains forward-looking statements. Forward-looking statements include, among other things, statements concerning expected sales under power purchase agreements, completion of acquisitions and construction projects and estimated capital expenditures. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of these terms or other similar terminology. There are various factors that could cause actual results to differ materially from those suggested by the forward-looking statements; accordingly, there can be no assurance that such indicated results will be realized. These factors include:
•the impact of recent and future federal and state regulatory changes, including tax, environmental and other laws and regulations to which Southern Power Company and its subsidiaries are subject, as well as changes in application of existing laws and regulations;
•the potential effects of the continued COVID-19 pandemic;
•current and future litigation or regulatory investigations, proceedings or inquiries;
•the effects, extent and timing of the entry of additional competition in the markets in which Southern Power Company and its subsidiaries operate;
•variations in demand for electricity;
•available sources and costs of natural gas and other fuels;
•transmission constraints;
•effects of inflation;
•the ability to control costs and avoid cost and schedule overruns during the development, construction and operation of facilities or other projects;
•the ability to construct facilities in accordance with the requirements of permits and licenses, to satisfy any environmental performance standards and the requirements of tax credits and other incentives;
•investment performance of the employee and retiree benefit plans;
•advances in technology;
•performance of counterparties under ongoing renewable energy partnerships and development agreements;
•the ability to successfully operate facilities and the successful performance of necessary corporate functions;
•internal restructuring or other restructuring options that may be pursued;
•potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to Southern Power Company or its subsidiaries;
•the ability of counterparties of Southern Power Company and its subsidiaries to make payments as and when due and to perform as required;
•the ability to obtain new short- and long-term contracts with wholesale customers;
•the direct or indirect effect on Southern Power Company’s business resulting from cyber intrusion or physical attack and the threat of physical attacks;
•interest rate fluctuations and financial market conditions and the results of financing efforts;
•access to capital markets and other financing sources;
•changes in Southern Power Company’s credit ratings;
•changes in the method of determining the London Interbank Offered Rate (“LIBOR”) or the replacement of LIBOR with an alternative reference rate;
•the ability of Southern Power Company to obtain additional generating capacity (or sell excess generating capacity) at competitive prices;
•catastrophic events such as fires, earthquakes, explosions, floods, tornadoes, hurricanes and other storms, droughts, pandemic health events or other similar occurrences;

•the direct or indirect effects on Southern Power Company’s business resulting from incidents affecting the U.S. electric grid, natural gas pipeline infrastructure or operation of generating or storage resources;
•impairments of long-lived assets;
•the effect of accounting pronouncements issued periodically by standard-setting bodies; and
•other factors discussed in Southern Power Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (the “Form 10-K”) and in other reports filed by Southern Power Company from time to time with the Securities and Exchange Commission (the “SEC”).
Southern Power Company expressly disclaims any obligation to update any forward-looking statements.
RISK FACTORS
Investing in the Series 2021A Senior Notes involves risk. In addition to the factors described below, please see the risk factors in the Form 10-K and Southern Power Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, which are incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.
The Series 2021A Senior Notes may not be a suitable investment for all investors seeking exposure to green assets.
There is currently no clearly defined definition (legal, regulatory or otherwise) of, nor market consensus as to what constitutes, a “green” or equivalently labeled project, or as to what precise attributes are required for a particular project to be defined as “green” or such other equivalent label, nor can any assurance be given that such a clear definition or consensus will develop over time. No assurance or representation is given as to the suitability or reliability for any purpose of any second party opinion (whether or not solicited by Southern Power Company or The Southern Company (“Southern Company”)) that may be made available in connection with the issuance of the Series 2021A Senior Notes and, in particular, with respect to whether any Eligible Projects (as defined below) fulfill any environmental or other criteria. Furthermore, any second party opinion is not, and should not be deemed to be, a recommendation by Southern Power Company or any other person to buy, sell or hold the Series 2021A Senior Notes. Any second party opinion is not, nor shall it be deemed to be, incorporated in or form a part of this Prospectus Supplement or the accompanying Prospectus. Currently, the providers of any such opinions are not subject to any specific regulatory or other regime or oversight. Any withdrawal of any opinion or any additional opinion attesting that Southern Power Company or Southern Company is not complying in whole or in part with any matters for which any opinion is opining may have a material adverse effect on the value of the Series 2021A Senior Notes and/or result in adverse consequences for certain investors with mandates to invest in securities to be used for a particular purpose.

The examples of projects in “Use of Proceeds” are for illustrative purposes only and no assurance can be provided that disbursements for projects with these specific characteristics will be made by Southern Power Company or its subsidiaries with the proceeds from the Series 2021A Senior Notes. Neither the terms of the Series 2021A Senior Notes nor the Senior Note Indenture (as defined below) require Southern Power Company to use the proceeds as described under “Use of Proceeds” and any failure by Southern Power Company to comply with the anticipated use of proceeds will not constitute a breach of or an event of default under the Series 2021A Senior Notes or the Senior Note Indenture. Additionally, any information that Southern Power Company provides concerning the environmental impacts of the Series 2021A Senior Notes will be estimates determined by its management to the best of its ability based on the information available to its at such time. The determinations giving rise to such impact information are inherently imprecise and should not be taken as statements of fact. Furthermore, the underwriters are not responsible for assessing or verifying whether the Eligible Projects meet the prescribed eligibility criteria or for the monitoring of the use of proceeds. There can be no assurance that the projects funded with the proceeds from the Series 2021A Senior Notes will meet investor expectations regarding environmental performance. Adverse environmental impacts may occur during the design, construction and operation of the projects or the projects may become controversial or criticized by activist groups or other stakeholders which may have a material adverse effect on the value of the Series 2021A Senior Notes and/or result in adverse consequences for certain investors with mandates to invest in securities to be used for a particular purpose.
While no assurance can be provided that any such listing will occur, in the event that the Series 2021A Senior Notes are listed or admitted to trading on any dedicated “green,” “environmental,” “sustainable” or other equivalently-labeled segment of any stock exchange or securities market (whether or not regulated), no representation or assurance can be given that such listing or admission would satisfy, whether in whole or in part, any present or future investor expectations or requirements, or that any such listing or admission to trading will be maintained during the life of the Series 2021A Senior Notes. In the event that the Series 2021A Senior Notes are so listed, any change to the listing or admission status of the Series 2021A Senior Notes may have a material adverse effect on the value of the Series 2021A Senior Notes and/or result in adverse consequences for certain investors with portfolio mandates to invest in securities to be used for a particular purpose.

AVAILABLE INFORMATION
Southern Power Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance with the 1934 Act files reports and other information with the SEC. The SEC maintains a website that contains reports and other information regarding registrants including Southern Power Company that file electronically at http://www.sec.gov. Only Southern Power Company’s SEC filings referenced below are incorporated by reference herein.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents have been filed with the SEC pursuant to the 1934 Act and are incorporated by reference in this Prospectus Supplement and made a part of this Prospectus Supplement:
•the Form 10-K; and
•Southern Power Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020.
All documents filed by Southern Power Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus Supplement and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus Supplement and made a part of this Prospectus Supplement from the date of filing of such documents; provided, however, that Southern Power Company is not incorporating any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained in this Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.
THE COMPANY
Southern Power Company (the “Company”) is a corporation organized under the laws of the State of Delaware on January 8, 2001. The principal executive offices of the Company are located at 30 Ivan Allen Jr. Boulevard, N.W., Atlanta, Georgia 30308, and the telephone number is (404) 506-5000. The Company’s internet address is http://www.southernpowercompany.com. The information on the Company’s website is not incorporated by reference in this Prospectus Supplement and should not be considered to be a part of this Prospectus Supplement.
Business and Strategy
The Company is a wholly-owned subsidiary of Southern Company and an operating public utility. The Company and its subsidiaries develop, construct, acquire, own and manage power generation assets, including renewable energy projects, and sell electricity at market-based rates (under authority from the Federal Energy Regulatory Commission (the “FERC”)) in the wholesale market. The Company seeks opportunities to execute its strategy to create value through various transactions including acquisitions, dispositions and sales of partnership interests, development and construction of new generating facilities and entry into power purchase agreements, including contracts for differences that provide the owner of a renewable facility a certain fixed price for electricity sold to the grid (“PPAs”), primarily with investor-owned utilities, independent power producers, municipalities, electric cooperatives and other load-serving entities, as well as commercial and industrial customers. The electricity from the natural gas generating facilities owned by the Company and its subsidiaries is primarily sold under long-term fixed-price capacity PPAs both with unaffiliated wholesale purchasers as well as with Southern Company’s traditional operating companies. As a general matter, substantially all of these PPAs provide that the purchasers are responsible for either procuring the fuel or reimbursing the Company or its applicable subsidiary for the cost of fuel relating to the energy delivered under such PPAs. To the extent a particular generating facility does not meet the operational requirements contemplated in the PPAs, the Company or its applicable subsidiary may be responsible for excess fuel costs. With respect to fuel transportation risk, most of these PPAs provide that the counterparties are responsible for the availability of fuel transportation to the particular generating facility. The Company’s and its subsidiaries’ electricity sales from solar and wind generating facilities are also primarily through long-term PPAs; however, these solar and wind PPAs do not have a capacity charge and customers either purchase the energy output of a dedicated renewable facility through an energy charge or provide the Company or its applicable subsidiary a certain fixed price for the electricity sold to the grid. The Company’s and its subsidiaries’ business activities are not subject to the traditional state regulation of utilities but the majority of such activities is subject to regulation by the FERC.
The following is a chart of Southern Company’s principal subsidiaries, including the Company, and the service company:

The Company calculates an investment coverage ratio which represents the ratio of investment under contract to total investment using the respective generation facilities’ net book value (or expected in-service value for facilities under construction) as the investment amount. At September 30, 2020, taking into account the PPAs and capacity from the battery energy storage projects listed under “— Generating Facilities — Under Construction” below and the Skookumchuck facility, which entered service subsequent to September 30, 2020, the investment coverage ratio was 94% through 2024 and 92% through 2029, with an average remaining contract duration of approximately 14 years. See “Power Sales Agreements” below.
Generating Facilities
The Company’s and its subsidiaries’ electric generating facilities operating and under construction as of December 31, 2020 are:
Operating

			Nameplate Capacity
Facility	Location	Unit Type(1)	(MWs)
Addison	Thomaston, Georgia	CT	669
Cleveland County	Cleveland County, North Carolina	CT	720
Dahlberg	Jackson County, Georgia	CT	756
Rowan	Salisbury, North Carolina	CT	455
Franklin	Smiths, Alabama	CC	1,858
Harris	Autaugaville, Alabama	CC	1,319
Rowan	Salisbury, North Carolina	CC	531
Wansley Units 6 and 7	Carrollton, Georgia	CC	1,073
Adobe	Kern County, California	Solar	20	(2)
Apex	North Las Vegas, Nevada	Solar	20	(2)
Boulder I	Clark County, Nevada	Solar	100	(2)
Butler	Taylor County, Georgia	Solar	104	(2)
Butler Solar Farm	Taylor County, Georgia	Solar	22	(2)
Calipatria	Imperial County, California	Solar	20	(2)
Campo Verde	Imperial County, California	Solar	147	(2)
Cimarron	Springer, New Mexico	Solar	31	(2)
Decatur County	Decatur County, Georgia	Solar	20	(2)
Decatur Parkway	Decatur County, Georgia	Solar	84	(2)
Desert Stateline	San Bernadino County, California	Solar	300	(2)
East Pecos	Pecos County, Texas	Solar	120	(2)
Garland	Kern County, California	Solar	205	(2)
Gaskell West 1	Kern County, California	Solar	20	(2)
Granville	Oxford, North Carolina	Solar	3	(2)
Henrietta	Kings County, California	Solar	102	(2)
Imperial Valley	Imperial County, California	Solar	163	(2)
Lamesa	Dawson County, Texas	Solar	102	(2)
Lost Hills - Blackwell	Kern County, California	Solar	32	(2)
Macho Springs	Luna County, New Mexico	Solar	55	(2)

Morelos del Sol	Kern County, California	Solar	15	(2)
North Star	Fresno County, California	Solar	62	(2)
Pawpaw	Taylor County, Georgia	Solar	30	(2)
Roserock	Pecos County, Texas	Solar	160	(2)
Rutherford	Rutherford County, North Carolina	Solar	75	(2)
Sandhills	Taylor County, Georgia	Solar	148	(2)
Spectrum	Clark County, Nevada	Solar	30	(2)
Tranquillity	Fresno County, California	Solar	205	(2)
Beech Ridge II	Greenbrier County, West Virgina	Wind	56	(3)
Bethel	Castro County, Texas	Wind	276	(3)
Cactus Flats	Concho County, Texas	Wind	148	(3)
Grant Plains	Grant County, Oklahoma	Wind	147	(3)
Grant Wind	Grant County, Oklahoma	Wind	152	(3)
Kay Wind	Kay County, Oklahoma	Wind	299	(3)
Passadumkeag	Penobscot County, Maine	Wind	43	(3)
Reading	Osage and Lyon Counties, Kansas	Wind	200	(3)
Salt Fork	Donley and Gray Counties, Texas	Wind	174	(3)
Skookumchuck	Lewis and Thurston Counties, Washington	Wind	136	(3)
Tyler Bluff	Cook County, Texas	Wind	126	(3)
Wake Wind	Crosby and Floyd Counties, Texas	Wind	257	(3)
Wildhorse Mountain	Pushmataha County, Oklahoma	Wind	100	(3)
Red Lion and Brookside	New Castle and Newark, Delaware	Fuel cell	28	(4)
Milliken	Orange County, California	Battery energy storage system	2	(5)
Total(6)			11,920
Under Construction

			Nameplate Capacity
Facility	Location	Unit Type	(MWs)
Garland Solar Storage	Kern County, California	Battery energy storage system	88	(2)
Glass Sands	Murray County, Oklahoma	Wind	118	(3)
Tranquillity Solar Storage	Fresno County, California	Battery energy storage system	72	(2)
Total(7)			278
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(1)“CT” means combustion turbine and “CC” means combined-cycle, both fueled primarily by natural gas.
(2)The Company, through its subsidiaries, owns a 67% equity interest in SP Solar Holdings I, LP (“SP Solar”) (a limited partnership indirectly owning all of the Company’s solar facilities except the Roserock and Gaskell West 1 facilities). SP Solar is the 51% majority owner of Boulder 1, Garland, Henrietta, Imperial Valley, Lost Hills Blackwell, North Star and Tranquillity; the 66% majority owner of Desert Stateline; and the sole owner of the remaining SP Solar facilities. The Company, through its subsidiaries, owns 100% of Roserock and is also the controlling partner in a tax equity partnership owning Gaskell West 1. All of these entities are consolidated subsidiaries of the Company and the capacity shown in the table is 100% of the nameplate capacity for the respective facility.
(3)The Company, through its subsidiaries, is the controlling member in SP Wind Holdings II, LLC (“SP Wind”) (a tax equity entity owning all of the Company’s wind facilities, except Cactus Flats, Wildhorse Mountain, Reading, Skookumchuck, Beech Ridge II and Glass Sands). SP Wind is the 90.1% majority owner of Wake Wind and owns 100% of the remaining SP Wind facilities. The Company, through certain of its other subsidiaries, is the controlling partner in other tax equity partnerships owning Cactus Flats, Wildhorse Mountain, Reading and Skookumchuck (additionally for Skookumchuck a noncontrolling interest in the Company’s remaining equity is owned by another partner). The Company is the controlling member in a non-tax equity partnership for Beech Ridge II. All of these entities are consolidated subsidiaries of the Company and the capacity shown in the table is 100% of the nameplate capacity for the respective facility.
(4)The Company has two noncontrolling interest partners that own approximately 10 megawatts (“MWs”) of the facility.
(5)The Company has an equity method investment in the facility as the Class B member.

(6)When taking into consideration the Company’s subsidiaries’ equity portion of the operating nameplate capacity, the total nameplate capacity is 10,720 MWs.
(7)Approximate capacity.
Projects Under Construction / To Be Acquired
As of December 31, 2020, the Company and its subsidiaries had approximately 160 MWs of battery energy storage capacity and 118 MWs of wind capacity under construction, all of which is covered by long-term PPAs. The Company expects the energy storage facilities to reach commercial operation in the third and fourth quarter 2021, and the wind facility to reach commercial operation in the fourth quarter 2021. Total estimated costs for these projects, excluding the share of costs funded by partners (prior to any tax equity funding), is expected to be between $255 million and $272 million. In addition, the Company has agreed to acquire, subject to satisfaction of certain closing conditions, a controlling membership interest in an approximately 300-MW wind facility in South Dakota, covered by two long-term PPAs, which is expected to close in the first quarter 2021. See “ — Capital Requirements” below for additional information.
Power Sales Agreements
The Company’s and its subsidiaries’ electricity sales from natural gas generating units are primarily through long-term PPAs that consist of two types of agreements. The first type, referred to as a unit or block sale, is a customer purchase from a dedicated plant unit where all or a portion of the generation from that unit is reserved for that customer. The Company or its applicable subsidiary typically has the ability to serve the unit or block sale customer from an alternate resource. The second type, referred to as requirements service, provides that the Company or its applicable subsidiary serves the customer’s capacity and energy requirements from a combination of the customer’s own generating units and from Company or subsidiary resources not dedicated to serve unit or block sales. The Company or its applicable subsidiary has rights to purchase power provided by the requirements customers’ resources when economically viable. Capacity charges that form part of the PPA payments are designed to recover fixed and variable operations and maintenance costs based on dollars-per-kilowatt year and to provide a return on investment.
The Company’s and its subsidiaries’ electricity sales from solar and wind (renewable) generating facilities are also through long-term PPAs; however, these solar and wind PPAs do not have a capacity charge and customers either purchase the energy output of a dedicated renewable facility through an energy charge or provide the Company or its applicable subsidiary a certain fixed price for the electricity sold to the grid. As a result, the Company’s and its subsidiaries’ ability to recover fixed and variable operations and maintenance expenses is dependent upon the level of energy generated from these facilities, which can be impacted by weather conditions, equipment performance and other factors. Generally, under the renewable generation PPAs, the purchasing party retains the right to keep or resell the renewable energy credits.
The following tables set forth the Company’s and its subsidiaries’ existing PPAs as of December 31, 2020:
Natural Gas Block Sales PPAs

Facility/Source	Counterparty	MWs(1)	Contract Term
Addison Units 1 and 3	Georgia Power Company	297	through May 2030
Addison Unit 2	MEAG Power	149	through April 2029
Addison Unit 4	Georgia Energy Cooperative	146	through May 2030
Cleveland County Unit 1	North Carolina EMC (“NCEMC”)	180	through Dec. 2036
Cleveland County Unit 2	NCEMC	186	through Dec. 2036
Cleveland County Unit 3	North Carolina Municipal Power Agency 1	187	through Dec. 2031
Cleveland County Unit 4	Duke Energy	188	through March 2026
Dahlberg Units 1, 3, and 5	Cobb EMC	225	through Dec. 2027
Dahlberg Units 2, 6, 8, and 10	Georgia Power Company	298	through May 2025
Dahlberg Unit 7	PowerSouth Energy Cooperative	75	Dec. 2023 - Feb. 2031
Dahlberg Unit 9	Two electric membership corporations (“EMCs”) in Georgia (2)	40	Jan. 2025 - Dec. 2031
Dahlberg Unit 4	Georgia Power Company	74	through May 2030
Franklin Unit 1	Duke Energy Florida	434	through May 2021
Franklin Unit 2	Morgan Stanley Capital Group	250	through Dec. 2025
Franklin Unit 2	Jackson EMC	65	through Dec. 2035

Facility/Source	Counterparty	MWs(1)	Contract Term
Franklin Unit 2	GreyStone Power Corporation	35	through Dec. 2035
Franklin Unit 2	Cobb EMC	100	through Dec. 2027
Franklin Unit 3	Morgan Stanley Capital Group	200-300	through Dec. 2033
Franklin Unit 3	City of Dalton, Georgia	70	through Dec. 2027
Harris Unit 1	Georgia Power Company	640	through May 2030
Harris Unit 2	Alabama Municipal Electric Authority (“AMEA”)	25	through Dec. 2025
Harris Unit 2	PowerSouth Energy Cooperative	200	through Feb. 2023
NCEMC PPA (3)	EnergyUnited	100	through Dec. 2021
Rowan CT Unit 1	North Carolina Municipal Power Agency 1	150	through Dec. 2030
Rowan CT Units 2 and 3	EnergyUnited	100	Jan. 2022 – Dec. 2023
Rowan CT Unit 2	Duke Energy	159	through March 2026
Rowan CT Unit 3	EnergyUnited	113	through Dec. 2023
Rowan CT Unit 3	Century Aluminum	15	through March 2021
Rowan CC Unit 4	EnergyUnited	84-239	through Dec. 2023
Rowan CC Unit 4	Duke Energy Progress, LLC	228-415	through Dec. 2025
Wansley Unit 6	Carroll Georgia EMC (2)	35	Jan. 2025 – Dec. 2031
Wansley Unit 7	Century Aluminum	154	through March 2021
(1)The MWs and related facility units may change due to unit rating changes or assignment of units to contracts.
(2)PPA block sales to current requirement services PPA counterparties.
(3)Represents sale of power purchased from NCEMC under a PPA.
Natural Gas Requirements Services PPAs

Counterparty	MWs(1)	Contract Term
Seven EMCs in Georgia	206-438	through Dec. 2034
Carroll EMC and Okefenoke Rural EMC	102-125	through Dec. 2024
Cobb EMC	0-14	through Dec. 2027
Sawnee and Coweta-Fayette EMCs	391-775	through Dec. 2037
City of Dalton, Georgia	48-91	through Dec. 2027
EnergyUnited	41-709	through Dec. 2035
City of Blountstown, Florida	10	through April 2022
AMEA	267-309	Jan. 2026 - Dec. 2035
(1)Represents forecasted incremental capacity needs over the contract term.
Fuel Cell PPAs

Facility/Source	Counterparty	MWs(1)	Contract Term
Red Lion and Brookside	Delmarva Power & Light	28	through Dec. 2034
(1) MWs shown are for 100% of the PPA, which is based on demonstrated capacity of the facility.
Battery Storage PPAs

Facility/Source	Counterparty	MWs(1)	Contract Term
Garland (2)	Southern California Edison Company	88	2021 – 2041
Milliken	Southern California Edison Company	2	through Dec. 2026
Tranquillity (2)	Southern California Edison Company	72	2021 – 2041
(1) MWs shown are for 100% of the PPA, which is based on demonstrated capacity of the facility.
(2) Subject to commercial operation.

Solar/Wind PPAs

Facility	Counterparty	MWs(1)	Contract Term
Solar
Adobe	Southern California Edison Company	20	through June 2034
Apex	Nevada Power Company	20	through Dec. 2037
Boulder 1	Nevada Power Company	100	through Dec. 2036
Butler	Georgia Power Company	100	through Dec. 2046
Butler Solar Farm	Georgia Power Company	20	through Feb. 2036
Calipatria	San Diego Gas & Electric Company	20	through Feb. 2036
Campo Verde	San Diego Gas & Electric Company	139	through Oct. 2033
Cimarron	Tri-State Generation and Transmission Association, Inc.	30	through Dec. 2035
Decatur County	Georgia Power Company	19	through Dec. 2035
Decatur Parkway	Georgia Power Company	80	through Dec. 2040
Desert Stateline	Southern California Edison Company	300	through Sept. 2036
East Pecos	Austin Energy	119	through April 2032
Garland A	Southern California Edison Company	20	through Sept. 2036
Garland	Southern California Edison Company	180	through Oct. 2031
Gaskell West 1	Southern California Edison Company	20	through March 2038
Granville	Duke Energy Progress, LLC	3	through Oct. 2032
Henrietta	Pacific Gas & Electric Company	100	through Sept. 2036
Imperial Valley	San Diego Gas & Electric Company	150	through Nov. 2039
Lamesa	City of Garland, Texas	102	through April 2032
Lost Hills Blackwell	99% to Pacific Gas & Electric Company and 1% to City of Roseville, California (2)	32	through Dec. 2043
Macho Springs	El Paso Electric Company	50	through May 2034
Morelos	Pacific Gas & Electric Company	15	through Feb. 2036
North Star	Pacific Gas & Electric Company	60	through June 2035
Pawpaw	Georgia Power Company	30	through March 2046
Roserock	Austin Energy	157	through Oct. 2036
Rutherford	Duke Energy Carolinas, LLC	75	through Dec. 2031
Sandhills	Cobb EMC	111	through Oct. 2041
Sandhills	Flint EMC	15	through Oct. 2041
Sandhills	Sawnee EMC	15	through Oct. 2041
Sandhills	Middle Georgia and Irwin EMC	2	through Oct. 2041
Spectrum	Nevada Power Company	30	through Dec. 2038
Tranquillity	Southern California Edison Company	205	through Nov. 2034
Wind
Beech Ridge II	Google Inc.	56	through April 2032
Bethel	Google Inc.	225	through Jan. 2029
Cactus Flats	General Mills, Inc.	98	through July 2033
Cactus Flats	General Motors Company	50	through July 2030
Glass Sands (3)	—	118	2021 – 2033
Grant Plains	Oklahoma Municipal Power Authority	41	through Dec. 2039
Grant Plains	Steelcase Inc.	25	through Dec. 2028
Grant Plains	Allianz Risk Transfer (Bermuda) Ltd.	81	through March 2027
Grant Wind	East Texas Electric Cooperative	50	through April 2036
Grant Wind	Northeast Texas Electric Cooperative	50	through April 2036
Grant Wind	Western Farmers Electric Cooperative	50	through April 2036

Facility	Counterparty	MWs(1)	Contract Term
Kay Wind	Westar Energy Inc.	200	through Dec. 2035
Kay Wind	Grand River Dam Authority	99	through Dec. 2035
Passadumkeag	Western Massachusetts Electric Company	40	through June 2031
Reading	Royal Caribbean Cruises Ltd.	200	through March 2032
Salt Fork Wind	City of Garland, Texas	150	through Nov. 2030
Salt Fork Wind	Salesforce.com, Inc.	24	through Nov. 2028
Skookumchuck	Puget Sound Energy, Inc.	136	through Oct. 2040
Tyler Bluff Wind	The Proctor & Gamble Company	96	through Dec. 2028
Wake Wind	Equinix Enterprises, Inc.	100	through Oct. 2028
Wake Wind	Owens Corning	125	through Oct. 2028
Wildhorse Mountain	Arkansas Electric Cooperative Corporation	100	through Sept. 2039
(1) MWs shown are for 100% of the PPA, which is based on demonstrated capacity of the facility.
(2) Pacific Gas & Electric Company will receive 100% of the output from Lost Hills Blackwell beginning in 2026.
(3) Subject to commercial operation. PPA counterparty yet to be announced publicly.
The Company and its subsidiaries have attempted to insulate themselves from significant fuel supply, fuel transportation and electric transmission risks by generally making such risks the responsibility of the counterparties to the applicable PPAs. Capacity charges that form part of the PPA payments are designed to recover fixed and variable operations and maintenance costs based on dollars-per-kilowatt year. In general, to reduce the Company’s and its subsidiaries’ exposure to certain operations and maintenance costs, they have long-term service agreements for the purpose of securing maintenance support for substantially all of their generating facilities.
Many of the Company’s and its subsidiaries’ PPAs have provisions that require the Company, its subsidiary or the counterparty to post collateral or an acceptable substitute guarantee in the event that the credit ratings of the respective company are downgraded to an unacceptable credit rating, or if the counterparty is not rated or fails to maintain a minimum coverage ratio.
Capital Requirements
The Company’s construction program includes estimates for potential plant acquisitions, new construction, capital improvements and work to be performed under long-term service agreements, and is subject to periodic review and revision. Capital expenditures for the Company are currently estimated to total approximately $0.7 billion for 2021 and $0.1 billion annually for 2022 through 2024. These amounts do not include approximately $0.5 billion per year for 2021 through 2024 for the Company’s planned expenditures for plant acquisitions and placeholder growth, which may vary materially due to market opportunities and the Company’s ability to execute its growth strategy. The construction program is subject to periodic review and revision, and actual construction costs may vary from these estimates because of numerous factors. These factors include: changes in business conditions; changes in load projections; changes in environmental laws and regulations; the outcome of any legal challenges to environmental rules; changes in FERC rules and regulations; changes in legislation; the cost and efficiency of construction labor, equipment, and materials; project scope and design changes; abnormal weather; delays in construction due to judicial or regulatory action; storm impacts; and the cost of capital. The continued COVID-19 pandemic could also impair the ability to develop, construct and operate facilities.
SELECTED FINANCIAL INFORMATION
The following selected financial data for the years ended December 31, 2015 through December 31, 2019 has been derived from the Company’s audited consolidated financial statements and related notes and the unaudited selected financial data, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following selected financial data for the nine months ended September 30, 2020 has been derived from the Company’s unaudited consolidated financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management’s discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Except as specifically noted below, the information set forth below does not reflect the issuance of the Series 2021A Senior Notes offered hereby or the use of proceeds therefrom. See “Use of Proceeds” in this Prospectus Supplement.

	Year Ended December 31,					Nine Months Ended September 30,
	2015	2016	2017	2018	2019	2020(1)
	(Millions, except ratios)
Operating Revenues	$1,390	$1,577	$2,075	$2,205	$1,938	$1,337
Earnings Before Income Taxes	250	179	178	82	273	242
Net Income Attributable to Southern Power Company	215	338	1,071	187	339	212

	Capitalization As of September 30, 2020
	(Millions, except percentages)
Common Stockholder’s Equity	$2,400	22.3%
Noncontrolling Interest	4,211	39.1%
Securities Due Within One Year	525	4.9%
Notes Payable	—	—%
Long-Term Debt(2)	3,630	33.7%
Total	$10,766	100.0%
_______________________________________
(1)Due to seasonal variations in the demand for energy and other factors, operating results for the nine months ended September 30, 2020 do not necessarily indicate operating results for the entire year.
(2)Represents senior notes, net of unamortized issuance costs, premiums, and discounts.
USE OF PROCEEDS
An amount equal to the net proceeds of the Series 2021A Senior Notes will be allocated to finance or refinance, in whole or in part, one or more Eligible Projects. “Eligible Projects” are investments and expenditures that meet the Eligibility Criteria (as defined below) and which are made by the Company or any of its subsidiaries beginning with the issuance date of the Series 2021A Senior Notes or in the 24 months prior to any such issuance. The Company intends to allocate, within 12 months of the issuance date of the Series 2021A Senior Notes, an amount equal to such net proceeds to amounts disbursed for Eligible Projects.
The “Eligibility Criteria” means projects within the following category:
•Renewable Energy
◦Expenditures and investments related to the construction, development, expansion, production, acquisition, maintenance, transmission, research and development and operation of renewable energy generation and infrastructure including:
▪Solar power
▪Wind power
◦The purchase of renewable energy from wind and solar power facilities, pursuant to long-term (minimum tenor of five years) power purchase agreements entered into prior to the commencement, or in the case of rehabilitated projects, the re-commencement, of commercial operation of the applicable facility.
◦Expenditures related to transmission and distribution networks projects that aim to connect renewable energy sources, support increased deployment of renewables on the grid or reduce greenhouse gas emissions through installation of equipment that will improve system efficiency or energy use management.
The Company will not knowingly allocate proceeds from the Series 2021A Senior Notes to the following:
•Investments which received an allocation of proceeds under any other sustainable financing instrument offering by Southern Company or its subsidiaries;
•Activities related to the exploration, production or transportation of fossil fuels (e.g., coal, oil and gas);
•Consumption of fossil fuels for the purpose of power generation; or

•Nuclear energy.
The “Green Bond Principles” are a set of voluntary guidelines for the issuance of green bonds developed by a committee made up of issuers, investors and intermediaries in the green bond market and are intended to promote integrity in the green bond market through guidelines that recommend transparency, disclosure and reporting. The Green Bond Principles have four components:
•use of proceeds for qualifying projects with environmentally sustainable benefits;
•disclosure and use of a process for project evaluation and selection;
•management of proceeds through a formal process to ensure they are allocated to Eligible Projects; and
•reporting on the use of proceeds, including on the projects for which funds have been used and their expected environmentally sustainable impacts.
The Company anticipates that the use of net proceeds from the sale of the Series 2021A Senior Notes will be in alignment with the Green Bond Principles and expects to apply the relevant requirements in the management of the use of proceeds as appropriate. Southern Company worked with an outside consultant with recognized expertise in environmental, social and governance research and analysis to (i) assess the Eligibility Criteria and processes for alignment with the Green Bond Principles and (ii) obtain and make publicly available a second party opinion from such consultant in respect of compliance with such criteria.
Process for Project Evaluation and Selection
A sustainable financing coordination group, comprised of members of different business units of Southern Company, will evaluate potential Eligible Projects and meet on an annual basis to select them. The Treasury Department of Southern Company will approve such selection and oversee internal tracking systems to manage the allocation of an amount equal to the net proceeds from the Series 2021A Senior Notes to Eligible Projects.
Management of Proceeds
As described above, an amount equal to the net proceeds of the Series 2021A Senior Notes will be allocated to finance or refinance, in whole or in part, one or more Eligible Projects. Any net proceeds an amount equal to which is allocated to prior investments or expenditures for Eligible Projects will be available for other uses, including to repay all or a portion of the Company’s outstanding short-term indebtedness, which aggregated approximately $175 million as of January 4, 2021, and to return capital to Southern Company. Any net proceeds to be allocated to future investments or expenditures for Eligible Projects may, pending such allocation, be temporarily invested in cash, cash equivalents, investment grade securities or other marketable securities and short-term instruments.
In the case of divestment or if a project no longer meets the Eligibility Criteria, the Company intends to reallocate the funds to other Eligible Projects. Payment of principal of and interest on the Series 2021A Senior Notes will be made from the general account of the Company and will not be linked to the performance of any Eligible Projects. Moreover, no assurance can be provided that the energy generated by an Eligible Project will be sold or otherwise used to serve any particular electric service customer and the Company reserves the right to sell such energy or the associated environmental attributes to third parties.
Reporting
Annually, until full allocation of the net proceeds from the sale of the Series 2021A Senior Notes, and on a timely basis in the event of material developments, a report (the “Green Bond Report”) will be published on Southern Company’s website that will include:
•the amount of net proceeds from the Series 2021A Senior Notes that have been allocated to one or more Eligible Projects either individually or by category, subject to confidentiality considerations;
•the list of Eligible Project categories with a selection of brief descriptions;
•case studies and expected impact metrics, where applicable and feasible; and
•the outstanding amount of net proceeds from the sale of the Series 2021A Senior Notes yet to be allocated to Eligible Projects at the end of the reporting period.
The Company expects that the first Green Bond Report following complete allocation of an amount equal to the net proceeds of the Series 2021A Senior Notes will be accompanied by (i) assertions by management that an amount equal to the net proceeds from the sale of the Series 2021A Senior Notes was allocated to Eligible Projects and (ii) an attestation report from an independent accountant in respect of the independent accountant's examination of management’s assertion conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants.

Information contained on Southern Company’s website is not and should not be deemed a part of this Prospectus Supplement, the accompanying Prospectus or any other documents incorporated by reference herein and therein. Neither the Series 2021A Senior Notes nor the Senior Note Indenture requires the Company to use the net proceeds from the sale of the Series 2021A Senior Notes as described above, and any failure of the Company to comply with the foregoing will not constitute a breach of or default under the Series 2021A Senior Notes or the Senior Note Indenture. The above description of the use of the proceeds from the sale of the Series 2021A Senior Notes is not intended to modify or add any covenant or other contractual obligation undertaken by the Company under the Series 2021A Senior Notes or the Senior Note Indenture.
DESCRIPTION OF THE SERIES 2021A SENIOR NOTES
Set forth below is a description of the specific terms of the Series 2021A Senior Notes. This description supplements, and should be read together with, the description of the general terms and provisions of the senior notes set forth in the accompanying Prospectus under the caption “Description of the Senior Notes.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture dated as of June 1, 2002, as supplemented (the “Senior Note Indenture”), between the Company and Wells Fargo Bank, National Association (as successor to The Bank of New York Mellon (formerly known as The Bank of New York)), as trustee (the “Senior Note Indenture Trustee”).
General
The Series 2021A Senior Notes will be issued as a series of senior notes under the Senior Note Indenture. The Series 2021A Senior Notes will initially be issued in the aggregate principal amount of $400,000,000. The Company may, at any time and without the consent of the holders of the Series 2021A Senior Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Series 2021A Senior Notes (except for the public offering price and issue date and the initial interest accrual date and initial Interest Payment Date (as defined below), if applicable). Any additional notes having such similar terms, together with the Series 2021A Senior Notes, will constitute a single series of senior notes under the Senior Note Indenture.
Unless earlier redeemed, the entire principal amount of the Series 2021A Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on January 15, 2026. The Series 2021A Senior Notes are not subject to any sinking fund provision. The Series 2021A Senior Notes are available for purchase in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Interest
Each Series 2021A Senior Note will bear interest at the rate of 0.90% per year (the “Securities Rate”) from the date of original issuance, payable semiannually in arrears on January 15 and July 15 of each year (each, an “Interest Payment Date”) to the person in whose name such Series 2021A Senior Note is registered at the close of business on the fifteenth calendar day prior to such Interest Payment Date (whether or not a Business Day). The initial Interest Payment Date is July 15, 2021. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series 2021A Senior Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. “Business Day” means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the Senior Note Indenture Trustee’s corporate trust office is closed for business.
Ranking
The Series 2021A Senior Notes will be direct, unsecured and unsubordinated obligations of the Company, ranking equally with all other unsecured and unsubordinated obligations of the Company from time to time outstanding. The Series 2021A Senior Notes will be effectively subordinated to all secured indebtedness of the Company and any potential claims of creditors of the Company’s subsidiaries. At September 30, 2020, the Company had no outstanding secured indebtedness and no outstanding indebtedness at its subsidiaries. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company or its subsidiaries.
Optional Redemption
At any time and from time to time prior to December 15, 2025 (the “Par Call Date”), the Series 2021A Senior Notes will be subject to redemption at the option of the Company, in whole or in part upon not less than 30 nor more than 60 days’ notice, at redemption prices equal to the greater of (i) 100% of the principal amount of the Series 2021A Senior Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal of and interest on the Series 2021A Senior

Notes being redeemed (not including any portion of such payments of interest accrued to the redemption date) from the redemption date to the Par Call Date discounted (for purposes of determining present value) to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Yield (as defined below) plus 10 basis points, plus, in each case, accrued and unpaid interest on the Series 2021A Senior Notes being redeemed to the redemption date. At any time and from time to time on or after the Par Call Date, the Series 2021A Senior Notes will be subject to redemption at the option of the Company in whole or in part upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Series 2021A Senior Notes being redeemed plus accrued and unpaid interest on the Series 2021A Senior Notes being redeemed to the redemption date.
“Treasury Yield” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Series 2021A Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Series 2021A Senior Notes.
“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (ii) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
“Independent Investment Banker” means an independent investment banking institution of national standing appointed by the Company.
“Reference Treasury Dealer” means a primary U.S. Government securities dealer in the United States appointed by the Company.
“Reference Treasury Dealer Quotation” means, with respect to a Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day in New York City preceding such redemption date).
If notice of redemption is given as aforesaid, the Series 2021A Senior Notes so to be redeemed will, on the redemption date, become due and payable at the applicable redemption price described above together with any accrued and unpaid interest thereon, and from and after such date (unless the Company has defaulted in the payment of such redemption price and accrued interest) such Series 2021A Senior Notes shall cease to bear interest. If any Series 2021A Senior Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the redemption date at the Securities Rate. See “Description of the Senior Notes — Events of Default” in the accompanying Prospectus.
Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Series 2021A Senior Notes by tender, in the open market or by private agreement.
Information Concerning the Senior Note Indenture Trustee
The Company and certain of its affiliates maintain deposit accounts and banking relationships with Wells Fargo Bank, National Association. Wells Fargo Bank, National Association and certain of its affiliates also serve as trustee under other indentures pursuant to which securities of certain affiliates of the Company are outstanding.
Book-Entry Only Issuance — The Depository Trust Company
The Depository Trust Company (“DTC”) will act as the initial securities depository for the Series 2021A Senior Notes. The Series 2021A Senior Notes offered hereby will be issued only as fully-registered securities registered in the name of Cede & Co., DTC’s nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global Series 2021A Senior Notes certificates will be issued, representing in the aggregate the total principal amount of Series 2021A Senior Notes, and will be deposited with the Senior Note Indenture Trustee on behalf of DTC. Investors may hold interests in the Series 2021A Senior Notes offered hereby through DTC if they are participants in DTC or indirectly through organizations that are participants in DTC, including Euroclear Bank S.A./N.V., as operator of the Euroclear system, or Clearstream Banking, société anonyme, Luxembourg (“Clearstream”).
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds and provides asset servicing for over 3.5 million issues of United States and non-United States. equity issues, corporate and municipal debt issues and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both United States and non-United States securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both United States and non-United States securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Direct and Indirect Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. The contents of such website do not constitute part of this Prospectus Supplement.
Purchases of Series 2021A Senior Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series 2021A Senior Notes on DTC’s records. The ownership interest of each actual purchaser of each Series 2021A Senior Note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners, however, are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series 2021A Senior Notes. Transfers of ownership interests in the Series 2021A Senior Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series 2021A Senior Notes, except in the event that use of the book-entry system for the Series 2021A Senior Notes is discontinued.
To facilitate subsequent transfers, all Series 2021A Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series 2021A Senior Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series 2021A Senior Notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such Series 2021A Senior Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Redemption notices will be sent to DTC. If less than all of the Series 2021A Senior Notes are being redeemed, DTC’s practice is to determine by lot the amount of interest of each Direct Participant in such Series 2021A Senior Notes to be redeemed.
Although voting with respect to the Series 2021A Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Series 2021A Senior Notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Series 2021A Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).
Payments on the Series 2021A Senior Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company or the Senior Note Indenture Trustee on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in “street name,” and will be the responsibility of such Direct or Indirect Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.
Except as provided herein, a Beneficial Owner of a global Series 2021A Senior Note will not be entitled to receive physical delivery of Series 2021A Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series 2021A Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series 2021A Senior Note.
DTC may discontinue providing its services as securities depository with respect to the Series 2021A Senior Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, Series 2021A Senior Notes certificates will be required to be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) with respect to the Series 2021A Senior Notes. The Company understands, however, that under current industry practices, DTC would notify its Direct and Indirect Participants of the Company’s decision, but will only withdraw beneficial interests from a global Series 2021A Senior Note at the request of each Direct or Indirect Participant. In that event, certificates for the Series 2021A Senior Notes will be printed and delivered to the applicable Direct or Indirect Participant.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Company believes to be reliable, but neither the Company nor any underwriter takes any responsibility for the accuracy thereof. Neither the Company nor any underwriter has any responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.
Global Clearance and Settlement Procedures
Secondary market trading between Clearstream participants and/or Euroclear system participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and the Euroclear system, as applicable.
Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear system participants on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its United States Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its United States Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear system participants may not deliver instructions directly to their respective United States Depositaries.
Because of time-zone differences, credits of Series 2021A Senior Notes received in Clearstream or the Euroclear system as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Series 2021A Senior Notes settled during such processing will be reported to the relevant Euroclear system participant or Clearstream participant on such business day. Cash received in Clearstream or the Euroclear system as a result of sales of the Series 2021A Senior Notes by or through a Clearstream participant or a Euroclear system participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or the Euroclear system cash account only as of the business day following settlement in DTC.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following summary describes certain United States federal income tax considerations relevant to the acquisition, ownership and disposition of the Series 2021A Senior Notes, and insofar as it relates to matters of United States federal income tax laws and regulations or legal conclusions with respect thereto, constitutes the opinion of the Company’s tax counsel, Troutman Pepper Hamilton Sanders LLP. The following discussion does not purport to be a complete analysis of all potential United States federal income tax considerations. This discussion only applies to Series 2021A Senior Notes that are held as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and that are purchased in the initial offering at the initial offering price, by Non-United States Holders (as defined below). This summary is based on the Code, administrative pronouncements, judicial decisions and regulations of the Treasury Department, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein. This discussion does not describe all of the United States federal income tax considerations that may be relevant to Non-United States Holders in light of their particular circumstances or to Non-United States Holders subject to special rules, such as certain financial institutions, tax-exempt organizations, insurance companies, “controlled foreign corporations”, “passive foreign investment companies”, partnerships or other pass-through entities for United States federal income tax purposes, traders or dealers in securities or commodities, persons holding Series 2021A Senior Notes as part of a hedge or other integrated transaction, certain former citizens or residents of the United States or foreign persons eligible for benefits under an applicable income tax treaty with the United States.
The Company has not and will not seek any rulings or opinions from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the acquisition, ownership or disposition of the Series 2021A Senior Notes or that any such position would not be sustained.
For purposes of this summary, a “Non-United States Holder” means a beneficial owner of a Series 2021A Senior Note (other than a partnership) that, for United States federal income tax purposes, is not (i) an individual that is a citizen or resident of the United States; (ii) a corporation or other entity treated as a corporation for United States federal income tax purposes that is created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary control over its administration and one or more United States persons, within the meaning of Section 7701(a)(30) of the Code (a “United States Person”), have the authority to control all substantial decisions of such trust, or (B) the trust has made an election under the applicable Treasury regulations to be treated as a United States Person. If a partnership, or other entity or arrangement treated as a partnership for United States federal income tax purposes, beneficially owns the Series 2021A Senior Notes, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partners in a partnership that beneficially own the Series 2021A Senior Notes should consult their tax advisors as to the particular United States federal income tax considerations relevant to the acquisition, ownership and disposition of the Series 2021A Senior Notes applicable to them.
Interest
It is anticipated, and this discussion assumes, that the Series 2021A Senior Notes will not be issued with more than a de minimis amount of original issue discount. Except if interest on the Series 2021A Senior Notes is effectively connected with the conduct by a Non-United States Holder of a trade or business within the United States, and subject to potential back-up withholding and Foreign Account Tax Compliance Act (“FATCA”) withholding summarized below, a Non-United States Holder generally will not be subject to United States federal income or withholding tax on payments of interest on the Series 2021A Senior Notes provided that such Non-United States Holder (A) does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of the Company’s stock entitled to vote, (B) is not a controlled foreign corporation that is related to the Company directly or constructively through stock ownership, (C) is not a bank receiving such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (D) satisfies certain certification requirements. Such certification requirements will be met if (x) the Non-United States Holder provides its name and address, and certifies on an IRS Form W-8BEN or IRS Form W-8BEN-E (or a substantially similar form), under penalties of perjury, that it is not a United States Person or (y) a securities clearing organization or certain other financial institutions holding the Series 2021A Senior Notes on behalf of the Non-United States Holder certifies on IRS Form W-8IMY, under penalties of perjury, that such certification has been received by it and furnishes the Company or its paying agent with a copy thereof. In addition, the Company or its paying agent must not have actual knowledge or reason to know that the beneficial owner of the Series 2021A Senior Notes is a United States Person.
If interest on the Series 2021A Senior Notes is not effectively connected with the conduct by the Non-United States Holder of a trade or business within the United States, but such Non-United States Holder does not satisfy the other requirements outlined in the preceding paragraph, interest on the Series 2021A Senior Notes generally will be subject to United States withholding tax at a 30% rate (or a lower applicable treaty rate).
If interest on the Series 2021A Senior Notes is effectively connected with the conduct by a Non-United States Holder of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, the Non-United States Holder generally will be subject to United States federal income tax on a net income basis at the rate applicable to United States Persons generally (and, with respect to corporate Non-United States Holders, may also be subject to a 30% branch profits tax (or a lower applicable treaty branch profits tax rate)). If interest is effectively connected with the conduct by a Non-United States Holder of a trade or business within the United States, such interest payments will not be subject to United States withholding tax if the Non-United States Holder provides the Company or its paying agent with the appropriate documentation (generally an IRS Form W-8ECI).
Sale or Other Taxable Disposition of the Series 2021A Senior Notes
Subject to the backup withholding summary below, a Non-United States Holder generally will not be subject to United States federal withholding tax with respect to gain, if any, recognized on the sale or other taxable disposition of the Series 2021A Senior Notes. A Non-United States Holder will also generally not be subject to United States federal income tax with respect to such gain, unless (i) the gain is effectively connected with the conduct by such Non-United States Holder of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, or (ii) in the case of a Non-United States Holder that is a nonresident alien individual, such Non-United States Holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied. In the case described in (i) above, gain or loss recognized on the disposition of such Series 2021A Senior Notes generally will be subject to United States federal income taxation in the same manner as if such gain or loss were recognized by a United States Person, and, in the case of a Non-United States Holder that is a foreign corporation, may also be subject to the branch profits tax at a rate of 30% (or a lower applicable treaty branch profits tax rate). In the case described in (ii) above, the Non-United States Holder will be subject to a 30% tax (or lower applicable treaty rate) on any capital gain recognized on the disposition of the Series 2021A Senior Notes (after being offset by certain United States source capital losses).
Information Reporting and Backup Withholding
Information returns will be filed annually with the IRS in connection with the Company’s payment of interest on the Series 2021A Senior Notes. Copies of these information returns may also be made available under the provisions of a specific tax treaty or other agreement to the tax authorities of the country in which the Non-United States Holder resides. Unless the Non-United States Holder complies with certification procedures to establish that it is not a United States Person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Series 2021A Senior Notes, and the Non-United States Holder may be subject to backup withholding tax (currently at a rate of 24%) on payments of interest on the Series 2021A Senior Notes or on the proceeds from a sale or other disposition of the Series 2021A Senior Notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-United States Holder may be allowed as a credit against the Non-United States Holder’s United States federal income tax liability or may entitle the Non-United States Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.
Foreign Account Tax Compliance Act Withholding
Under FATCA and additional guidance issued by the IRS, a United States federal withholding tax of 30% generally will apply to interest on a debt obligation paid to (i) a foreign financial institution (as a beneficial owner or as an intermediary), unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners), or (ii) a foreign entity that is not a financial institution (as a beneficial owner or as an intermediary), unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States Person who directly or indirectly owns more than 10% of the entity. Certain Non-United States Holders located in a jurisdiction with an intergovernmental agreement with the United States governing FATCA may be subject to different rules. The Company will not be obligated to pay any additional amounts to “gross up” payments to holders as a result of any withholding or deduction for such taxes. Non-United States Holders are encouraged to consult with their tax advisors regarding the possible implications of the FATCA withholding rules on their investment in the Series 2021A Senior Notes.
Persons considering the purchase of Series 2021A Senior Notes are urged to consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Furthermore, this discussion does not describe the effect of United States federal estate and gift tax laws, the potential application of the Medicare contribution tax on net investment income or the effect of any applicable foreign, state or local law.

UNDERWRITING (CONFLICTS OF INTEREST)
Subject to the terms and conditions of an underwriting agreement (the “Underwriting Agreement”), the Company has agreed to sell to each of the underwriters named below (the “Underwriters”) for whom BofA Securities, Inc., J.P. Morgan Securities LLC and Mizuho Securities USA LLC, are acting as representatives (the “Representatives”) and each of the Underwriters has severally agreed to purchase from the Company the principal amount of the Series 2021A Senior Notes set forth opposite its name below:

Underwriters	Principal Amount of Series 2021A Senior Notes
BofA Securities, Inc.	$108,000,000
J.P. Morgan Securities LLC	108,000,000
Mizuho Securities USA LLC	108,000,000
CIBC World Markets Corp.	28,000,000
Commerz Markets LLC	28,000,000
Mischler Financial Group, Inc.	10,000,000
Penserra Securities LLC	10,000,000
Total	$400,000,000
The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Series 2021A Senior Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. In the Underwriting Agreement, the Underwriters have severally agreed, subject to the terms and conditions set forth therein, to purchase all of the Series 2021A Senior Notes offered hereby, if any of the Series 2021A Senior Notes are purchased. The offering of the Series 2021A Senior Notes by the Underwriters is subject to receipt and acceptance of the Series 2021A Senior Notes and subject to the Underwriters’ right to reject any order in whole or in part.
The Underwriters propose to offer the Series 2021A Senior Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement and may offer the Series 2021A Senior Notes to certain dealers at such price less a concession not in excess of 0.350% of the principal amount per Series 2021A Senior Note. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.250% of the principal amount per Series 2021A Senior Note. After the initial public offering, the offering price and other selling terms may be changed.
The Series 2021A Senior Notes are a new issue of securities with no established trading market. The Series 2021A Senior Notes will not be listed on any securities exchange or on any automated dealer quotation system. The Underwriters may make a market in the Series 2021A Senior Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series 2021A Senior Notes or that an active public market for the Series 2021A Senior Notes will develop. If an active public trading market for the Series 2021A Senior Notes does not develop, the market price and liquidity of the Series 2021A Senior Notes may be adversely affected.
The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
The Company’s expenses associated with the offer and sale of the Series 2021A Senior Notes (not including the underwriting discount) are estimated to be $400,000.
The Company has agreed with the Underwriters that, during the period of 15 days from the date of the Underwriting Agreement, it will not sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Series 2021A Senior Notes, any security convertible into, exchangeable into or exercisable for the Series 2021A Senior Notes or any debt securities substantially similar to the Series 2021A Senior Notes (except for the Series 2021A Senior Notes issued pursuant to the Underwriting Agreement), without the prior written consent of the Representatives. This agreement does not apply to issuances of commercial paper or other debt securities with scheduled maturities of less than one year.
In order to facilitate the offering of the Series 2021A Senior Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series 2021A Senior Notes. Specifically, the Underwriters may over-allot in connection with this offering, creating short positions in the Series 2021A Senior Notes for their own accounts. In addition, to cover over-allotments or to stabilize the price of the Series 2021A Senior Notes, the Underwriters may bid for, and purchase, Series 2021A Senior Notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to the

Underwriters or dealers for distributing Series 2021A Senior Notes in this offering, if the Underwriters repurchase previously distributed Series 2021A Senior Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series 2021A Senior Notes above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time without notice.
In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.
Neither the Company nor any Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series 2021A Senior Notes. In addition, neither the Company nor any Underwriter makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.
It is expected that delivery of the Series 2021A Senior Notes will be made, against payment for the Series 2021A Senior Notes, on or about January 8, 2021, which will be the third business day following the pricing of the Series 2021A Senior Notes. Under Rule 15c6-1 under the 1934 Act, purchases or sales of securities in the secondary market generally are required to settle within two business days (T+2), unless the parties to any such transactions expressly agree otherwise. Accordingly, purchasers of the Series 2021A Senior Notes who wish to trade the Series 2021A Senior Notes on the date of this Prospectus Supplement will be required, because the Series 2021A Senior Notes will settle within three business days (T+3), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Series 2021A Senior Notes who wish to trade on the date of this Prospectus Supplement should consult their own legal advisors.
In the ordinary course of business, the Underwriters and their respective affiliates have from time to time performed and may in the future perform various financial advisory, commercial banking, investment banking, sales and trading, investment research, principal investment, hedging, market making, asset leasing, treasury services and other financial and non-financial activities and services for the Company and its affiliates, for which they received or will receive customary compensation.
In addition, in the ordinary course of their business activities, the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities), loans, commodities, currencies, credit default swaps and other financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Company or its affiliates. Certain of the Underwriters or their affiliates that have a lending relationship with the Company routinely hedge, and certain of those other Underwriters or their affiliates may hedge, their credit exposure to the Company consistent with their customary risk management policies. Typically, such Underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in the Company’s securities, including potentially the Series 2021A Senior Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Series 2021A Senior Notes. The Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Conflicts of Interest
Certain of the Underwriters or their affiliates may hold a portion of the indebtedness that the Company may repay using a portion of the net proceeds from the sale of the Series 2021A Senior Notes. It is possible that one or more of the Underwriters or their affiliates could receive 5% or more of the net proceeds from the sale of the Series 2021A Senior Notes, and, in that case, such Underwriter would be deemed to have a “conflict of interest” within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In the event of any such conflict of interest, such Underwriter would be required to conduct the distribution of the Series 2021A Senior Notes in accordance with FINRA Rule 5121. If the distribution is conducted in accordance with FINRA Rule 5121, such Underwriter would not be permitted to confirm a sale of a Series 2021A Senior Note in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
Selling Restrictions
Canada
Each Underwriter has represented and agreed that the Series 2021A Senior Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Series 2021A Senior Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this Prospectus Supplement or the accompanying Prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the Underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
European Economic Area
The Series 2021A Senior Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”) or in the United Kingdom (“U.K.”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation 2017/1129/EU (the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Series 2021A Senior Notes or otherwise making them available to retail investors in the EEA or in the U.K. has been prepared and therefore offering or selling the Series 2021A Senior Notes or otherwise making them available to any retail investor in the EEA or in the U.K., may be unlawful under the PRIIPs Regulation.
This Prospectus Supplement and the accompanying Prospectus have been prepared on the basis that any offer of the Series 2021A Senior Notes in any Member State of the EEA or in the U.K. will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the Series 2021A Senior Notes. This Prospectus Supplement and the accompanying Prospectus are not a prospectus for the purposes of the Prospectus Regulation.
Hong Kong
Each Underwriter has represented and agreed that the Series 2021A Senior Notes have not been and may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Series 2021A Senior Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Series 2021A Senior Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Japan
The Series 2021A Senior Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each Underwriter has represented and agreed that it will not offer or sell any Series 2021A Senior Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used in this paragraph means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Korea
The Series 2021A Senior Notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Each Underwriter has represented and agreed that the Series 2021A Senior Notes may not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the Series 2021A Senior Notes, the Series 2021A Senior Notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the Regulation on Issuance, Public Disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea, provided that (a) the Series 2021A Senior Notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20% of the aggregate issue amount of the Series 2021A Senior Notes, (c) the Series 2021A Senior Notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant purchase agreement, the subscription agreement and the offering circular and (e) the Company and the Underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.
Singapore
This Prospectus Supplement and the accompanying Prospectus have not been registered as a prospectus with the Monetary Authority of Singapore (the “MAS”). Accordingly, the Underwriters have represented and agreed that they have not offered or sold any Series 2021A Senior Notes or caused the Series 2021A Senior Notes to be made the subject of an invitation for subscription or purchase nor will they offer or sell the Series 2021A Senior Notes or cause the Series 2021A Senior Notes to be made the subject of an invitation for subscription or purchase, nor have they circulated or distributed nor will they circulate or distribute this Prospectus Supplement, the accompanying Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Series 2021A Senior Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Series 2021A Senior Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)     a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)     a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Series 2021A Senior Notes under Section 275 except:
(1)     to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(2)     where no consideration is or will be given for the transfer;
(3)     where the transfer is by operation of law;
(4)     as specified in Section 276(7) of the SFA; or
(5)     as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Bonds) Regulations 2005 of Singapore.
Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Series 2021A Senior Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAAN16: Notice on Recommendations on Investment Products).
Switzerland
This Prospectus Supplement is not intended to constitute an offer or solicitation to purchase or invest in the Series 2021A Senior Notes. The Series 2021A Senior Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Series 2021A Senior Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this Prospectus Supplement nor any other offering or marketing material relating to the Series 2021A Senior Notes constitutes a prospectus pursuant to the FinSA, and neither this Prospectus Supplement nor any other offering or marketing material relating to the Series 2021A Senior Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan
Each Underwriter has represented and agreed that the Series 2021A Senior Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, The Republic of China (“Taiwan”) pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Series 2021A Senior Notes in Taiwan.
United Arab Emirates
This Prospectus Supplement and the accompanying Prospectus have not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), the Emirates Securities and Commodities Authority (the “SCA”) or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the UAE including, without limitation, the Dubai Financial Services Authority, a regulatory authority of the Dubai International Financial Centre.
This Prospectus Supplement and the accompanying Prospectus are not intended to, and do not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE. Each Underwriter has represented and agreed that the Series 2021A Senior Notes have not been and will not be registered with the SCA or the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or any other UAE regulatory authority or exchange.
The issue and/or sale of the Series 2021A Senior Notes has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE and does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 1 of 2015 (as amended) or otherwise, does not constitute an offer in the UAE in accordance with the Board Decision No. 37 of 2012 Concerning the Regulation of Investment Funds (whether by a Foreign Fund, as defined therein, or otherwise) and further does not constitute the brokerage of securities in the UAE in accordance with the Board Decision No. 27 of 2014 Concerning Brokerage in Securities.
United Kingdom
This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) through (d) of the Order (all such persons together being referred to as “relevant persons”). The Series 2021A Senior Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Series 2021A Senior Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this Prospectus Supplement and the accompanying Prospectus or any of their contents.
Each Underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Series 2021A Senior Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company and it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Series 2021A Senior Notes in, from or otherwise involving the United Kingdom.
LEGAL MATTERS
Certain legal matters in connection with the offering of the Series 2021A Senior Notes will be passed upon on behalf of the Company by Troutman Pepper Hamilton Sanders LLP, Atlanta, Georgia, and for the Underwriters by Hunton Andrews Kurth LLP. From time to time, Hunton Andrews Kurth LLP acts as counsel to affiliates of the Company for some matters.
EXPERTS
The consolidated financial statements and the consolidated financial statement schedule, incorporated in this Prospectus Supplement and the accompanying Prospectus by reference from the Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which is incorporated herein by reference. Such consolidated financial statements and the consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS
$1,000,000,000
Southern Power Company

Senior Notes
Junior Subordinated Notes
The specific terms of these securities will be provided in supplements to this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement carefully before you invest.
See “Risk Factors” on page 1 for information on certain risks related to the purchase of securities offered by this Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

November 13, 2019

ABOUT THIS PROSPECTUS
    This Prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process under the Securities Act of 1933, as amended (the “1933 Act”). Under the shelf process, Southern Power Company (the “Company”) may sell, in one or more transactions,

●	senior notes (the “Senior Notes”) or
●	junior subordinated notes (the “Junior Subordinated Notes”)
in a total dollar amount not to exceed $1,000,000,000. This Prospectus provides a general description of those securities. Each time the Company sells securities, the Company will provide a prospectus supplement that will contain specific information about the terms of that offering (“Prospectus Supplement”). The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement together with the additional information under the heading “Available Information.”
RISK FACTORS
    Investing in the Company’s securities involves risk. Please see the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “Form 10-K”), along with the disclosure related to risk factors contained in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, which are incorporated by reference in this Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus.
AVAILABLE INFORMATION
The Company has filed with the Commission a registration statement on Form S-3 (the “Registration Statement,” which term encompasses any amendments to the Registration Statement and exhibits to the Registration Statement) under the 1933 Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement, to which reference is made.
The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance with the 1934 Act files reports and other information with the Commission. The Commission maintains a website that contains reports, proxy and information statements and other information regarding issuers including the Company that file electronically at http://www.sec.gov. Copies of certain information filed by the Company with the Commission are also available on the Company’s website at http://www.southerncompany.com/our-companies/southern-power.html. The Company is not incorporating by reference the contents of such website into this Prospectus and such information should not be considered to be a part of this Prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
    The following documents have been filed with the Commission pursuant to the 1934 Act and are incorporated by reference in this Prospectus and made a part of this Prospectus:
(a) the Form 10-K;
(b) the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019; and
(c) the Company’s Current Report on Form 8-K dated June 13, 2019.
    All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of the initial filing of the Registration Statement and prior to the effectiveness of the Registration Statement and subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and made a part of this Prospectus from the date of filing of such documents; provided, however, that the Company is not incorporating any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all documents incorporated by reference in this Prospectus (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference in this Prospectus). Such requests should be directed to Melissa K. Caen, Assistant Secretary, 30 Ivan Allen Jr. Boulevard, N.W., Atlanta, Georgia 30308, telephone: (404) 506-5000.
SOUTHERN POWER COMPANY
    The Company is a corporation organized under the laws of the State of Delaware on January 8, 2001. The principal executive offices of the Company are located at 30 Ivan Allen Jr. Boulevard, N.W., Atlanta, Georgia 30308, and the telephone number is (404) 506-5000.
    The Company is a wholly-owned subsidiary of The Southern Company (“Southern”) and an operating public utility. The Company and its subsidiaries develop, construct, acquire, own and manage power generation assets, including renewable energy projects, and sell electricity at market-based rates in the wholesale market. The electricity from the natural gas generating facilities owned by the Company and its subsidiaries is primarily sold under long-term, fixed price capacity contracts both with unaffiliated wholesale purchasers as well as with Southern’s traditional electric operating companies. The Company’s and its subsidiaries’ electricity sales from solar and wind generating facilities are predominantly through long-term contracts; however, these contracts do not have a capacity charge and the customers either purchase the energy output of a dedicated renewable facility through an energy charge or provide the Company or its subsidiaries a certain fixed price for the electricity sold to the grid. The Company’s and its subsidiaries’ business activities are not subject to the traditional state regulation of utilities but are subject to regulation by the Federal Energy Regulatory Commission.
USE OF PROCEEDS
    Except as may be otherwise described in an applicable Prospectus Supplement, the net proceeds received by the Company from the sale of the Senior Notes or the Junior Subordinated Notes will be used in connection with its growth strategy and continuous construction program, to pay scheduled maturities and/or refundings of its securities, to repay short-term indebtedness to the extent outstanding and for other general corporate purposes.
DESCRIPTION OF THE SENIOR NOTES
Set forth below is a description of the general terms of the Senior Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Senior Note Indenture, dated as of June 1, 2002, between the Company and Wells Fargo Bank, National Association, as successor trustee (the “Senior Note Indenture Trustee”), as to be supplemented by a supplemental indenture to the Senior Note Indenture establishing the Senior Notes of each series (the Senior Note Indenture, as so supplemented, is referred to as the “Senior Note Indenture”), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Senior Notes will include those stated in the Senior Note Indenture and those made a part of the Senior Note Indenture by reference to the Trust Indenture Act of 1939, as amended (the “1939 Act”). Certain capitalized terms used and not defined in this section of the Prospectus are defined in the Senior Note Indenture.
General
The Senior Notes will be issued as unsecured senior debt securities under the Senior Note Indenture and will rank equally with all other unsecured and unsubordinated debt of the Company. The Senior Notes will be effectively subordinated to all existing and future secured debt of the Company and any potential claims of creditors of the Company’s subsidiaries. At September 30, 2019, the Company had no secured debt outstanding and no secured debt outstanding at its subsidiaries. The Senior Note Indenture does not limit the aggregate principal amount of Senior Notes that may be issued under the Senior Note Indenture and provides that Senior Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Senior Note Indenture. The Senior Note Indenture gives the Company the ability to reopen a previous issue of Senior Notes and issue additional Senior Notes of such series, unless otherwise provided.
Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Senior Notes being offered by such Prospectus Supplement: (i) the title of such Senior Notes; (ii) any limit on the aggregate principal amount of such Senior Notes; (iii) the date or dates on which the principal of such Senior Notes is payable; (iv) the rate or rates at which such Senior Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of, premium, if any, on and interest, if any, on such Senior Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Senior Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Senior Notes; (viii) the denominations in which such Senior Notes shall be issuable; (ix) if other than the principal amount of such Senior Notes, the portion of the principal amount of such Senior Notes which shall be payable upon declaration of acceleration of the maturity of such Senior Notes; (x) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Senior Note Indenture pertaining to such Senior Notes; (xi) whether such Senior Notes shall be issued in whole or in part in the form of a Global Security; and (xii) any other terms of such Senior Notes.
    The Senior Note Indenture does not contain provisions that afford holders of Senior Notes protection in the event of a highly leveraged transaction involving the Company or its subsidiaries.
Events of Default
    The Senior Note Indenture provides that any one or more of the following described events with respect to the Senior Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to such series:
(a) failure for 30 days to pay interest on the Senior Notes of such series when due on an interest payment date other than at maturity or upon earlier redemption; or
(b) failure to pay principal of, premium, if any, on or interest on the Senior Notes of such series when due at maturity or upon earlier redemption; or
(c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Senior Note of such series; or
(d) failure to observe or perform any other covenant or agreement of the Company in the Senior Note Indenture (other than a covenant or agreement which has expressly been included in the Senior Note Indenture solely for the benefit of one or more series of Senior Notes other than such series) for 30 days after written notice to the Company from the Senior Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Senior Notes of such series; or
(e) certain events of bankruptcy, insolvency or reorganization of the Company or a Subsidiary; or
(f) any other default provided with respect to the Senior Notes of such series in the supplemental indenture authorizing the Senior Notes of such series.
The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Indenture Trustee with respect to the Senior Notes of such series. If a Senior Note Indenture Event of Default occurs and is continuing with respect to the Senior Notes of any series, then the Senior Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Senior Notes of such series may declare the principal amount of the Senior Notes due and payable immediately by notice in writing to the Company (and to the Senior Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable.
If a Senior Note Indenture Event of Default due to the Company’s bankruptcy, insolvency or reorganization occurs, all unpaid principal, premium, if any, and interest with respect to the Senior Notes issued under the Senior Note Indenture will automatically become due and payable without any declaration or other act on the part of the Senior Note Indenture Trustee or any holder. The occurrence of an event described in (e) above with respect to a Subsidiary shall not constitute a Senior Note Indenture Event of Default if (x) the creditors of such Subsidiary have no recourse to the Company or (y) such Subsidiary is not a “significant subsidiary” as defined in Regulation S-X under the 1933 Act. At any time after such a declaration of acceleration with respect to the Senior Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Senior Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of such series may, by written notice to the Company and the Senior Note Indenture Trustee, rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Senior Note Indenture Trustee a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and all sums paid or advanced by the Senior Note Indenture Trustee, including reasonable compensation and expenses of the Senior Note Indenture Trustee.
The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series may, on behalf of the holders of all the Senior Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Senior Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Senior Note of such series affected.

Registration and Transfer
    The Company shall not be required to (i) issue, register the transfer of or exchange Senior Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Senior Notes of such series called for redemption or (ii) issue, register the transfer of or exchange any Senior Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Senior Note being redeemed in part.
Payment and Paying Agent
    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Senior Notes will be made only against surrender to the Paying Agent of such Senior Notes. Principal of and interest on Senior Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or other electronic transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Senior Notes. Payment of interest on Senior Notes on any interest payment date will be made to the person in whose name the Senior Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.
    Unless otherwise indicated in an applicable Prospectus Supplement, the Senior Note Indenture Trustee will act as Paying Agent with respect to the Senior Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.
    All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Senior Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Senior Notes will from that time forward look only to the Company for payment of such principal and interest.
Modification
The Senior Note Indenture contains provisions permitting the Company and the Senior Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Senior Notes of each series that is affected, to modify the Senior Note Indenture or the rights of the holders of the Senior Notes of such series; provided, that no such modification may, without the consent of the holder of each outstanding Senior Note that is affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Senior Note, or reduce the principal amount of any Senior Note or the rate of interest on any Senior Note or any premium payable upon the redemption of any Senior Note, or change the method of calculating the rate of interest on any Senior Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Senior Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Senior Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Senior Note Indenture or certain defaults under the Senior Note Indenture and their consequences) provided for in the Senior Note Indenture, or (iii) modify any of the provisions of the Senior Note Indenture relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Senior Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Senior Note that is affected.
    In addition, the Company and the Senior Note Indenture Trustee may execute, without the consent of any holders of Senior Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Senior Notes.
Consolidation, Merger and Sale
The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Senior Note Indenture Trustee, the payment of the principal of, premium, if any, on and interest on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Senior Note Indenture Event of Default, and no event which, after notice or lapse of time or both, would become a Senior Note Indenture Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Senior Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Senior Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.
Information Concerning the Senior Note Indenture Trustee
    The Senior Note Indenture Trustee, prior to a Senior Note Indenture Event of Default with respect to Senior Notes of any series, undertakes to perform, with respect to Senior Notes of such series, only such duties as are specifically set forth in the Senior Note Indenture and, in case a Senior Note Indenture Event of Default with respect to Senior Notes of any series has occurred and is continuing, shall exercise, with respect to Senior Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Senior Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Senior Note Indenture at the request of any holder of Senior Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Senior Note Indenture Trustee. The Senior Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Senior Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.
The Senior Note Indenture Trustee may serve as the Subordinated Note Indenture Trustee. The Company and certain of its affiliates maintain deposit accounts and banking relationships with the Senior Note Indenture Trustee. The Senior Note Indenture Trustee and certain of its affiliates may also serve as trustee under other indentures pursuant to which securities of the Company and certain of its affiliates are outstanding.
Governing Law
    The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.
Miscellaneous
The Company will have the right at all times to assign any of its rights or obligations under the Senior Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Senior Note Indenture will be binding upon and inure to the benefit of the parties to the Senior Note Indenture and their respective successors and assigns.
DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES
Set forth below is a description of the general terms of the Junior Subordinated Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subordinated Note Indenture to be entered into between the Company and the trustee named in the Subordinated Note Indenture (the “Subordinated Note Indenture Trustee”), as to be supplemented by a supplemental indenture to the Subordinated Note Indenture establishing the Junior Subordinated Notes of each series (the Subordinated Note Indenture, as so supplemented, is referred to as the “Subordinated Note Indenture”), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Junior Subordinated Notes will include those stated in the Subordinated Note Indenture and those made a part of the Subordinated Note Indenture by reference to the 1939 Act. Certain capitalized terms used and not defined in this section of the Prospectus are defined in the Subordinated Note Indenture.
General
The Junior Subordinated Notes will be issued as unsecured junior subordinated debt securities under the Subordinated Note Indenture. The Subordinated Note Indenture does not limit the aggregate principal amount of Junior Subordinated Notes that may be issued under the Subordinated Note Indenture and provides that Junior Subordinated Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Subordinated Note Indenture. The Subordinated Note Indenture gives the Company the ability to reopen a previous issue of Junior Subordinated Notes and issue additional Junior Subordinated Notes of such series, unless otherwise provided.
Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Junior Subordinated Notes being offered by such Prospectus Supplement: (i) the title of such Junior Subordinated Notes; (ii) any limit on the aggregate principal amount of such Junior Subordinated Notes; (iii) the date or dates on which the principal of such Junior Subordinated Notes is payable; (iv) the rate or rates at which such Junior Subordinated Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of, premium, if any, on and interest, if any, on such Junior

Subordinated Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Junior Subordinated Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Junior Subordinated Notes; (viii) the denominations in which such Junior Subordinated Notes shall be issuable; (ix) if other than the principal amount of such Junior Subordinated Notes, the portion of the principal amount of such Junior Subordinated Notes which shall be payable upon declaration of acceleration of the maturity of such Junior Subordinated Notes; (x) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Subordinated Note Indenture pertaining to such Junior Subordinated Notes; (xi) whether such Junior Subordinated Notes shall be issued in whole or in part in the form of a Global Security; (xii) the right, if any, of the Company to extend the interest payment periods of such Junior Subordinated Notes; and (xiii) any other terms of such Junior Subordinated Notes.
The Subordinated Note Indenture does not contain provisions that afford holders of Junior Subordinated Notes protection in the event of a highly leveraged transaction involving the Company.
Subordination
The Junior Subordinated Notes are subordinated and junior in right of payment to all Senior Indebtedness (as defined below) of the Company. No payment of principal of (including redemption payments, if any), or premium, if any, on or interest on (including Additional Interest (as defined below)) the Junior Subordinated Notes may be made if (a) any Senior Indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or otherwise ceasing to exist, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default, or (c) notice has been given of the exercise of an option to require repayment, mandatory payment or prepayment or otherwise of the Senior Indebtedness. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the holders of the Junior Subordinated Notes are entitled to receive or retain any payment or distribution. Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Junior Subordinated Notes will be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions applicable to such Senior Indebtedness until all amounts owing on the Junior Subordinated Notes are paid in full.
The term “Senior Indebtedness” means, with respect to the Company, (i) any payment due in respect of indebtedness of the Company, whether outstanding at the date of execution of the Subordinated Note Indenture or incurred, created or assumed after such date, (a) in respect of money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by the Company that, by their terms, are senior or senior subordinated debt securities including, without limitation, all such obligations under its indentures with various trustees; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for (1) any such indebtedness that is by its terms subordinated to or that ranks equally with the Junior Subordinated Notes and (2) any unsecured indebtedness between or among the Company or its affiliates. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions contained in the Subordinated Note Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.
The Subordinated Note Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of September 30, 2019, Senior Indebtedness of the Company aggregated approximately $5,031,000,000.
Additional Interest
“Additional Interest” is defined in the Subordinated Note Indenture as any interest due and not paid on an interest payment date, together with interest on such interest due from such interest payment date to the date of payment, compounded quarterly, on each interest payment date.

Certain Covenants
The Company covenants in the Subordinated Note Indenture, for the benefit of the holders of each series of Junior Subordinated Notes, that, (i) if at such time the Company shall have given notice of its election to extend an interest payment period for such series of Junior Subordinated Notes and such extension shall be continuing or (ii) if at such time an Event of Default under the Subordinated Note Indenture with respect to such series of Junior Subordinated Notes shall have occurred and be continuing, (a) the Company shall not declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, and (b) the Company shall not make any payment of interest on, principal of or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank equally with or junior to the Junior Subordinated Notes. None of the foregoing, however, shall restrict (i) any of the actions described in the preceding sentence resulting from any reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock, (ii) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged or (iii) dividends, payments or distributions payable in shares of capital stock.
Events of Default
The Subordinated Note Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to such series:
(a)  failure for 10 days to pay interest on the Junior Subordinated Notes of such series, including any Additional Interest in respect of the Junior Subordinated Notes of such series, when due on an interest payment date other than at maturity or upon earlier redemption; provided, however, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or
(b)  failure to pay principal of, or premium, if any, on or interest, including Additional Interest, on the Junior Subordinated Notes of such series when due at maturity or upon earlier redemption; or
(c)  failure for three Business Days to deposit any sinking fund payment when due by the terms of a Junior Subordinated Note of such series; or
(d)  failure to observe or perform any other covenant or warranty of the Company in the Subordinated Note Indenture (other than a covenant or warranty which has expressly been included in the Subordinated Note Indenture solely for the benefit of one or more series of Junior Subordinated Notes other than such series) for 90 days after written notice to the Company from the Subordinated Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Notes of such series; or
(e)  certain events of bankruptcy, insolvency or reorganization of the Company; or
(f)   any other default provided with respect to the Junior Subordinated Notes of such series in the supplemental indenture authorizing the Junior Subordinated Notes of such series.
The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Note Indenture Trustee with respect to the Junior Subordinated Notes of such series. If a Subordinated Note Indenture Event of Default occurs and is continuing with respect to the Junior Subordinated Notes of any series, then the Subordinated Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may declare the principal amount of the Junior Subordinated Notes due and payable immediately by notice in writing to the Company (and to the Subordinated Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Junior Subordinated Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Subordinated Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may, by written notice to the Company and the Subordinated Note Indenture Trustee, rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Subordinated Note Indenture Trustee a sum sufficient to pay all matured installments of interest (including any Additional Interest) and principal due otherwise than by acceleration and all sums paid or advanced by the Subordinated Note Indenture Trustee, including reasonable compensation and expenses of the Subordinated Note Indenture Trustee.
The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series may, on behalf of the holders of all the Junior Subordinated Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Subordinated Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Note of such series affected.
Registration and Transfer
The Company shall not be required to (i) issue, register the transfer of or exchange Junior Subordinated Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Junior Subordinated Notes of such series called for redemption or (ii) issue, register the transfer of or exchange any Junior Subordinated Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Note being redeemed in part.
Payment and Paying Agent
Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Junior Subordinated Notes will be made only against surrender to the Paying Agent of such Junior Subordinated Notes. Principal of and interest on Junior Subordinated Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or other electronic transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Junior Subordinated Notes. Payment of interest on Junior Subordinated Notes on any interest payment date will be made to the person in whose name the Junior Subordinated Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.
Unless otherwise indicated in an applicable Prospectus Supplement, the Subordinated Note Indenture Trustee will act as Paying Agent with respect to the Junior Subordinated Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.
All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Junior Subordinated Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Junior Subordinated Notes will from that time forward look only to the Company for payment of such principal and interest.
Modification
The Subordinated Note Indenture contains provisions permitting the Company and the Subordinated Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Notes of each series that is affected, to modify the Subordinated Note Indenture or the rights of the holders of the Junior Subordinated Notes of such series; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Note that is affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Junior Subordinated Note, or reduce the principal amount of any Junior Subordinated Note or the rate of interest (including Additional Interest) on any Junior Subordinated Note or any premium payable upon the redemption thereof, or change the method of calculating the rate of interest on any Junior Subordinated Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Junior Subordinated Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Junior Subordinated Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Subordinated Note Indenture or certain defaults under the Subordinated Note Indenture and their consequences) provided for in the Subordinated Note Indenture, or (iii) modify any of the provisions of the Subordinated Note Indenture relating to supplemental indentures, waiver of past defaults, or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Subordinated Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Junior Subordinated Note that is affected, or (iv) modify the provisions of the Subordinated Note Indenture with respect to the subordination of the Junior Subordinated Notes in a manner adverse to such holder.
In addition, the Company and the Subordinated Note Indenture Trustee may execute, without the consent of any holders of Junior Subordinated Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Junior Subordinated Notes.
Consolidation, Merger and Sale
The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Subordinated Note Indenture Trustee, the payment of the principal of, and premium, if any, on and interest (including Additional Interest) on all the Junior Subordinated Notes and the performance of every covenant of the Subordinated Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Subordinated Note Indenture Event of Default, and no event which, after notice or lapse of time or both, would become a Subordinated Note Indenture Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Subordinated Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Subordinated Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.
Information Concerning the Subordinated Note Indenture Trustee
The Subordinated Note Indenture Trustee, prior to a Subordinated Note Indenture Event of Default with respect to Junior Subordinated Notes of any series, undertakes to perform, with respect to Junior Subordinated Notes of such series, only such duties as are specifically set forth in the Subordinated Note Indenture and, in case a Subordinated Note Indenture Event of Default with respect to Junior Subordinated Notes of any series has occurred and is continuing, shall exercise, with respect to Junior Subordinated Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Subordinated Note Indenture at the request of any holder of Junior Subordinated Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Subordinated Note Indenture Trustee. The Subordinated Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Subordinated Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.
The Subordinated Note Indenture Trustee may also serve as Senior Note Indenture Trustee. The Company and certain of its affiliates may maintain deposit accounts and banking relationships with the Subordinated Note Indenture Trustee. The Subordinated Note Indenture Trustee may serve as trustee under other indentures pursuant to which securities of the Company or certain affiliates of the Company are outstanding.
Governing Law
The Subordinated Note Indenture and the Junior Subordinated Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.
Miscellaneous
The Company will have the right at all times to assign any of its rights or obligations under the Subordinated Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Subordinated Note Indenture will be binding upon and inure to the benefit of the parties to the Subordinated Note Indenture and their respective successors and assigns.
PLAN OF DISTRIBUTION
The Company may sell the Senior Notes and the Junior Subordinated Notes in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through agents to the public or to institutional investors. The Prospectus Supplement with respect to each series of Senior Notes or Junior Subordinated Notes will set forth the terms of the offering of such Senior Notes or Junior Subordinated Notes, including the name or names of any underwriters or agents, the purchase price of such Senior Notes or Junior Subordinated Notes and the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Senior Notes or Junior Subordinated Notes may be listed.
If underwriters participate in the sale, such Senior Notes or Junior Subordinated Notes will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.
Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any series of Senior Notes or Junior Subordinated Notes will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of Senior Notes or Junior Subordinated Notes, if any are purchased.

Underwriters and agents may be entitled under agreements entered into with the Company to indemnification against certain civil liabilities, including liabilities under the 1933 Act. Underwriters and agents and their affiliates may engage in transactions with, or perform services for, the Company in the ordinary course of business, for which they may receive customary compensation.
Each series of Senior Notes or Junior Subordinated Notes will be a new issue of securities and will have no established trading market. Any underwriters to whom Senior Notes or Junior Subordinated Notes are sold for public offering and sale may make a market in such Senior Notes or Junior Subordinated Notes, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Senior Notes or Junior Subordinated Notes may or may not be listed on a national securities exchange.
LEGAL MATTERS
The validity of the Senior Notes and the Junior Subordinated Notes and certain matters relating to such securities will be passed upon on behalf of the Company by Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the underwriters by Hunton Andrews Kurth LLP, New York, New York. From time to time Hunton Andrews Kurth LLP acts as counsel to affiliates of the Company for some matters.
EXPERTS
The consolidated financial statements and the consolidated financial statement schedule, incorporated in this Prospectus by reference from the Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and the consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$400,000,000.
Series 2021A 0.90% Senior Notes
due January 15, 2026

PROSPECTUS SUPPLEMENT
January 5, 2021

Joint Book-Running Managers

BofA Securities	J.P. Morgan	Mizuho Securities